Exhibit 4.94
[Translated from the original Chinese version]
SHARE TRANSFER AGREEMENT
Transferors:
     Party A: Raojian Chen
     Party B: Jiansheng Zhou
     Party C: Guihua Gao
Transferees:
     Party D: Zhenfei Fan
     Party E: Yang Yang
In accordance with the principle of free will, equality, mutual benefit and negotiation, the parties enter into the following agreements with respect to the transfer of the shares of Guangzhou Boxin Investment Advisory Co., Ltd. (“Boxin”) .
WHEREAS,
1.	Boxin was established on October 9, 1997. The number of its Business License is 4401012045837. The legal representative of Boxin is Raojian Chen. The registered capital of Boxin is RMB5,050,000. The registered address of Boxin is Room 208, 3/F, No. 163 Tianhebeilu, Tianhe District, Guangzhou.

2.	The shareholding percentage of each shareholder of Boxin is set forth below.
(1)	Party A holds 54% of the shares of Boxin;

(2)	Party B holds 23% of the shares of Boxin; and

(3)	Party C holds 23% of the shares of Boxin.
3.	Boxin holds the Qualification Certificate for Securities Investment Consultancy Business issued by China Securities Regulatory Commission.

4.	Boxin was duly established and the registered capital of Boxin has been full paid. Boxin does not have any domestic or foreign debts. Neither Boxin nor its shareholders have set any security interest in the assets of Boxin.

5.	The bank account information of Boxin is as follows: Bank: China Merchants Bank Guangzhou Branch World Trade Center Subbranch; account no.: 201180964610001.

6.	As of the date of this agreement, Boxin does not have any tax evasion or other illegal acts; Boxin has never been punished by any administrative authority; and Boxin does not have any criminal record.

7.	As of the date of this agreement, Boxin has not been involved in any litigation or arbitration.
Article 1. Transfer of Shares, Amount and Method
The shareholders of Boxin unanimously agree that Party A, Party B and Party C shall transfer the 100% of the shares of Boxin they hold to Party D and Party E. The transfer shall be conducted as follows:
1.1 Party A shall transfer 45% of the shares of Boxin it holds to Party D and 9% of the shares of Boxin it holds to Party E;
1.2 Party B shall transfer 23% of the shares of Boxin it holds to Party E; and
1.3 Party C shall transfer 23% of the shares of Boxin it holds to Party E.
Party D and Party E agree to accept such share transfers. After the completion of the share transfers, Party A, Party B and Party C shall not hold the shares of Boxin any more.
Article 2. Shareholders and Their Shareholding Percentages after Share Transfer

Upon the completion of the share transfers contemplated hereunder, the shareholders of Boxin and their respective shareholder percentages shall be as follows.
2.1 Party D shall be a shareholder of Boxin and hold 45% of the shares of Boxin; and
2.2 Party A shall be a shareholder of Boxin and hold 55% of the shares of Boxin.
Article 3. Disposition of Assets upon Share Transfer
3.1 The parties hereto agree that the credits and debts of Boxin occurred before the share transfers contemplated hereunder shall be undertaken by the former shareholders of Boxin, and the credits and debts occurred after the share transfers shall be undertaken by the new shareholders of Boxin.
3.2 Except for the fixed assets and working capital shown on the accounting books of Boxin which shall belong to the former shareholders of Boxin, all the other assets of Boxin, including without being limited to trademarks, trade names and domain names, shall be transferred to the Transferees together with the transferred shares. The Transferees shall have the obligation to inject working capital to Boxin for its continuing operation and adjust accounting items in accordance with applicable accounting standards.
3.3 The parties agree that after Party D and Party E have acquired the shares of Boxin, they will find a new office space for Boxin, and therefore, Party A, Party B and Party C shall be responsible for terminating the lease for the current office space with the landlord and settling all outstanding rental and other amounts.
Article 4. Closing Conditions
4.1 The Qualification Certificate for Securities Investment Consultancy Business of Boxin has passed the annual inspection for the years of 2007 and 2008. China Securities Regulatory Commission’s consent to the share transfers between the Transferors and the Transferees has been obtained and relevant filing procedures have been completed.
4.2 The lease agreement for the current office space of Boxin as described in Article 3.3 hereof has been terminated, and there is no outstanding amount (including rental and other expenses in connection with the lease agreement and its termination) under such lease agreement.
4.3 Except for the persons that the Transferees agree to retain, Boxin has terminated its labor relationship with all its former employees and has paid all relevant amounts in connection with such termination, including without being limited to severance payment, contribution to social insurance fund, contribution to housing fund and individual tax.
4.4 The Company has disclosed to the Transferees all the contracts, agreements, covenants and cooperation in any form, whether business or non-business, between them and any other entities (collectively the “Former Contracts”). The Company should have terminated the performance of aforesaid Former Contracts with the third parties, except the performance of a Former Contract has been approved by the Transferees in writing. On the closing date, the Transferors should provide the Transferees with relevant agreements regarding termination of Former Contracts.
4.5 The Company has went through all necessary internal procedures for the transaction contemplated hereunder, including without being limited to the shareholders’ resolution and board resolution approving the transaction under this Agreement.
Article 5. Transfer of Shares and Payment of Consideration
5.1 Payment of Consideration
5.1.1 Party D and Party E shall pay a consideration of RMB4,000,000 to get the 100% shares of Boxin transferred by Party A, Party B and Party C. Within five days after the execution of this agreement, Party D and Party E shall pay RMB200,000 (“Deposit”) to Party A, Party B and Party C.
5.1.2 After the registration procedures for the share transfers have been completed and on the day when the Transferees are showed with the original and official copies of the new Business License of Boxin reflecting the share transfers (“Closing Date”), Party D and Party E shall pay RMB3,600,000 to Party A, Party B and Party C. The relevant expenses for administrative and industrial registration with respect to the share transfers shall be undertaken by the Transferees.

5.1.3 Upon the first anniversary of the Closing Date, and after the post-closing undertakings provided in Article 6 hereof have been fulfilled, the Transferees shall pay the remaining part of the consideration (RMB200,000) (“Transaction Deposit”) to the Transferors. In the event that the Transferees and Boxin suffer losses due to the Transferors’ breach of their undertakings hereunder, the Transferees shall have the right to set off such losses against the Transaction Deposit. If the Transaction Deposit is not sufficient to cover such losses, the Transferors should undertake relevant compensation liabilities in accordance with this agreement.
5.2 On the Closing Date, the Transferors should deliver the company chop, financial chop, accounting books, financial receipts, registration materials, application documents for the qualification of securities investment consultancy, the Qualification Certificate for Securities Investment Consultancy Business and all other documents, materials and agreements of Boxin to the Transferees.
5.3 The Transferors designate the following bank accounts to receive the payment for share transfers. Each Transferee shall remit 50% of the consideration for share transfers to the following accounts. The Transferees shall be deemed having their payment obligation fulfilled if they have remitted the payment for share transfers to the following accounts. The allocation of consideration for share transfers between the Transferees shall have nothing to do with the Transferors.
Raojian Chen
Bank: China Merchants Bank Guangzhou Huangbudadao Branch
Account No.: 6225 8812 0173 5759
Guihua Gao
Bank: China Merchants Bank Guangzhou Huangbudadao Branch
Account No.: 6225 8812 0173 5668
5.4 Party A, Party B and Party C should issue a receipt to the Transferees upon their receipt of the payment from the Transferees.
Article 6. Post-Closing Undertakings
6.1 Capital Contribution.
Unless otherwise disclosed in this agreement or the disclosure schedule, no entity has ever purchased or obtained through other means (i) the shares of the company; or (ii) the options, security interests, privileges, subscription rights, purchasing right, or other similar rights with respect to the shares of the company. The company has never entered into any commitment, contract, agreement, arrangement or understanding with respect to issuance of stock, shares or securities.
6.2 Deficiency in Capital Contribution
Neither the company nor its subsidiaries have made any false capital contribution or withdrawn capital contribution. There is no trust or management arrangement with respect to the shares of the company.
6.3 Licenses and Permits
The licenses and permits that the company holds for its business operation include but not limited the followings:
6.3.1 Business License (official and original copy)
6.3.2 Organizational Code Certificate (official and original copy)
6.3.3 Enterprise Tax Registration Certificate (official and original copy)
6.3.4 Qualification Certificate for Securities Investment Consultancy Business (No. 0145)
6.3.5 The domain name and website of the company (www.gzboxin.com)
6.4 Material Contracts

All the contracts that the company has signed as a party or have binding effect on the company, and comply with any of the following circumstances shall be collectively referred to as “Material Contracts”: (i) contracts that have been signed beyond normal business activities; (ii) the contracts under which the amount payable or receivable exceeds RMB100,000; (iii) the company or its shareholder’s arrangement or agreements or other similar arrangements or agreements which are entered into with the purpose to regulate, restrict or otherwise affect the voting right and disposition of stock right or interests; or (iv) based on the company’s reasonable judgment, those contracts that will have other material impact on the company.
Any contract to which the company is a party or by which the company is bound shall be deemed as “Material Contract” if (i) it is signed not in the ordinary course of business; (ii) the total payable or receivable amount under it is above RMB100,000; (iii) it is the company or its shareholders’ arrangement or agreement with the purpose to regulate, control or otherwise affect the voting right, stock right or share equity interest; or (iv) to the reasonable judgment by the company, it has any other material impact on the company. The company has provided the Transferees with all true and complete copies of the Material Contracts. The company and other concerned parties have not (to the knowledge of the company) failed to perform, comply with or fulfill (or constitute failure in performance and compliance after being notified or as the passing of time) the Material Contracts. All the Material Contracts have been terminated in accordance with Article 4.4 hereof, except for those that the Transferees have agreed to continue to perform.
6.5 Special Financial Arrangement
Unless otherwise provided in the footnotes of the financial statements, the company has never made any financing arrangement or “out of balance sheet arrangement” that does not need to be reflected in its financial statements.
6.6 Completeness of Financial Receipts
The company should ensure that all its financial receipts are true and complete.
6.7 The Company has reported and paid all taxes in accordance with law and regulations. There is no underpayment or default of payment and the Company has never been penalized by tax authority.
6.8 There is no other information, legal document or financial issue that will cause losses to Boxin, but has not been disclosed to the Transferees.
Article 7 Liabilities for Breach of Agreement
7.1 The Transferors and the Transferees should ensure the successful completion of the share transfers (shareholders can be changed upon the completion of the share transfers). After this agreement has taken effective, in the event that this agreement cannot be enforced due to the reasons other than occurrence of force majeure events or one party expresses or its acts indicate that it will not perform its obligations hereunder, if the non-performing parties are the Transferors, the Transferors should return double of the Deposit to the Transferees, and if the non-performing parties are the Transferees, the Transferees shall lose the right to claim return of the Deposit.
7.2 The Transferees should pay the consideration agreed in this agreement in full and on time in accordance with this agreement. If there is any delay in the payment of consideration, the Transferees should pay an overdue fine in an amount equal to 2‰ of the outstanding amount to the Transferors for each day of delay in payment. If the Transferees have delayed the payment for ten days, they will be deemed to be in breach of this agreement. In such case, apart from continuing to perform this agreement, the Transferees should pay a liquidate damage of RMB200,000 to the Transferors.
7.3 If, due to any reason attributable to the Transferors or attributable to the activities of Boxin before Closing, any person claims for liability and compensation against the Transferees, the Transferors commit to assume joint liability for indemnifying the Transferees from any compensation, loss and expenses. The term of such Transferors’ joint liability shall be effective for two (2) years from the Closing Date.
7.4 If Party A, Party B or Party C made any false representation about Boxin at the time when this agreement was executed, Party D and Party E shall have the right to refuse the purchase of the shares, and even terminate this agreement. In such case, Party A, Party B and Party C shall be deemed to be in breach of this agreement. This agreement shall be terminated after the Transferors have sent out the termination notice to the Transferees. Party A, Party B and Party C should, within five days after receiving the termination notice from Party D and Party E, pay the Transferees RMB200,000 as liquidated damage and return the Deposit to the Transferees.
Article 8. Scope of Force Majeure
“Force Majeure” shall mean any event that is unforeseeable, unavoidable and out of the control of a party, including without being limited to the followings:
(1)	war, blockage, embargo or government sanction that directly affects the transaction contemplated hereunder;

(2)	civil disturbance that directly affects the transaction contemplated hereunder;

(3)	flood, hurricane, earthquake, explosion or other natural disasters that directly affect the transaction contemplated hereunder; and

(4)	other Force Majeure events that all parties agree will directly affect the transaction contemplated hereunder, including without being limited to the decision of Government Authority with respect to the approval or registration of the transaction contemplated hereunder.
Article 9. Others
Taxes and Fees
The parties shall undertake their respective expenses for the transaction contemplated hereunder, including the expenses for drafting, executing, delivering and performing this agreement and relevant attorney fee, accounting fee, auditing fee and other expenses. The notary expenses for this agreement shall be jointly undertaken by the Transferors and the Transferees.
The parties shall undertake their own part of taxes accrued for the transaction contemplated hereunder in accordance with Law.
Effectiveness
This agreement will take effect after being signed by the parties, their legal representatives or authorized representatives. After this agreement has taken effect, if there is any discrepancy between this agreement and any other written agreements or covenants (e.g. with respect to share transfer consideration), this agreement shall prevail.
This Agreement shall be executed in eight (8) counterparts with the same legal effect. Each Party shall hold one (1), and the rest will be kept by the Company.
[Signature page follows]

[Signature page]
Transferors:
Party A: Raojian Chen
ID Card No.: 510322197411168219
Signature:
Party B: Jiansheng Zhou
ID Card No.: 510229650506021
Signature:
Party C: Guihua Gao
ID Card No.: 612728197203151426
Signature:
Party D: Zhenfei Fan
ID Card No.: 370282197711186915
Signature:
Party E: Yang Yang
ID Card No.: 11010219820521154X
Signature:
Date: February 10, 2009